                                                                    Exhibit 23.1
                                                                    ------------

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Avant! Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Avant! Corporation of our report dated January 20, 1998, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 Annual Report on Form 10-K of Avant! Corporation.


San Jose, 1998                          /s/ KPMG Peat Marwick LLP
October 2, 1998                         -------------------------
                                        KPMG Peat Marwick LLP